Exhibit 10.01

INTUIT INC.
INCENTIVE PLAN FOR LEADERS
Effective August 1, 2001

1.	Overview: Intuit’s Incentive Plan for Leaders (IPL) is Intuit’s cash bonus incentive program for key employees. It replaces the Annual Variable Bonus Plan (AVP). The IPL is a program under which Intuit pays discretionary cash bonus awards to select employees. Bonus awards under the IPL are paid annually. The amount of a bonus award is based upon the employee’s bonus target and performance during the fiscal year and the bonus pool made available for payments under the IPL for the applicable fiscal year.

2.	Purposes: The IPL is a component of Intuit’s overall strategy to pay its employees for performance. The purposes of IPL are to: (a) motivate key employees by tying compensation to performance; (b) reward exceptional performance that supports overall Intuit objectives; and (c) attract and retain top performing employees.

3.	Effective Date: The IPL is effective with Intuit’s 2002 fiscal year that begins August 1, 2001.

4.	Eligibility: Intuit’s Director of Total Rewards, in consultation with Intuit’s President and Chief Executive Officer and other senior management, determines which employees are eligible to participate in the IPL. Those employees who are determined to be eligible for bonus awards under the IPL are called “Participants.” Participants in the IPL are not eligible to simultaneously participate in Intuit’s Performance Sharing Plan or any other bonus or cash incentive plan, unless the Director of Total Rewards otherwise specifically approves such participation in writing. An employee must be hired or otherwise become eligible for a bonus award under the IPL for that fiscal year.

5.	Plan Year: The IPL operates on a fiscal year basis, August 1 through July 31.

6.	Bonus Awards: Bonus awards are discretionary payments. There is no minimum award or guaranteed payment. Bonus awards are paid based on the fiscal year. A bonus award is calculated with reference to the Participant’s bonus target and performance for the fiscal year and the bonus pool made available for bonus awards under the IPL for the fiscal year.

a.	Bonus Targets: Bonus targets are established as a percentage of a Participant’s base salary.

i.	When an employee becomes a Participant he or she is advised of his or her bonus target for the fiscal year.

ii.	Following the beginning of each fiscal year, each Participant is advised of his or her bonus target by the executive leader of the Participant’s business or functional unit or the executive leader’s designee.

iii.	The Compensation Committee establishes individual bonus targets for Executive Officers (as defined in the Charter of the Compensation Committee of the Board of Directors) and other Intuit officers. Bonus targets for other employees are established by the Director of Total Rewards in consultation with Intuit’s President and Chief Executive Officer, the employee’s manager and the individual responsible for the business unit or division thereof or functional unit or division thereof in which the employee works and that unit or division’s HR director.

iv.	Intuit may establish bonus target guidelines for each fiscal year. A Participant’s bonus target for a fiscal year may be based upon a variety of factors, including but not limited to, his or her salary, position or level. A bonus target does not guarantee that a bonus award will be made at that rate.

b.	Determination of a Bonus Award Amount

i.	The amount of a bonus award to a Participant who is an Executive Officer (as defined in the Charter of the Compensation Committee of the Board of Directors) or other Intuit officer is determined by the Compensation Committee. The amount of a bonus award to a Participant who is not an officer is determined by the executive leader of the Participant’s business or functional unit and Intuit’s President and Chief Executive Officer in consultation with the Participant’s direct manager and the Director of Total Rewards.

ii.	A Participant’s bonus award is linked to an assessment of the Participant’s total job performance for the fiscal year. Factors that may be considered, include but are not limited to, what the Participant does to advance Intuit’s success and how the Participant does it, especially leadership, balance of short-term actions with long-term goals, resource allocation and maintenance by the Participant of focus on Intuit while prioritizing the needs of customers, employees and stockholders.

iii.	There is neither a minimum nor maximum amount of a bonus award that may be paid to a Participant for a fiscal year. A bonus award amount may be prorated for those Participants who are eligible to participate in the IPL for less than a full fiscal year.

c.	When Bonus Awards are Paid: The timing for payment of a bonus award is determined by Intuit’s Director of Total Rewards in consultation with Intuit’s President and Chief Executive Officer and other senior management. A Participant must be on Intuit’s or an approved subsidiary’s payroll on the day the bonus award is paid to receive a bonus payment. Intuit may make exceptions to this requirement in its sole discretion. A Participant has no right to a bonus award until it is paid. Notwithstanding the foregoing, in the event of an administrative error in the calculation or payment of a bonus award to a Participant, Intuit reserves the right to seek recovery from a Participant of an erroneously paid excessive bonus amount.

7.	Unfunded: The IPL is not funded. Bonus awards, if any, are made from the general assets of Intuit. Intuit determines the amount of funds it would like to make available for bonus awards based on Intuit’s performance for the fiscal year. Intuit’s performance for this purpose may be measured in a number of ways, including but not limited to: financial measures, such as revenue and operating income; qualitative measures, such as accomplishments to position Intuit for the future; the year’s market conditions; stockholder returns and progress of Intuit’s business model. Intuit is not be bound to pay any part of such funds in bonus awards.

8.	Amendment: Intuit may amend the IPL at any time and from time to time.

9.	Administration and Discretion: Intuit through its Compensation Committee or President and Chief Executive Officer and the Director of Total Rewards has the sole discretion to: (a) adopt such rules, regulations, agreements and instruments as it deems necessary to administer the IPL; (b) interpret the terms of the IPL; (c) determine an employee’s eligibility under the IPL; (d) determine whether a Participant is to receive a bonus award under the IPL; (e) determine the amount of any bonus award to a Participant; (e) determine when a bonus award is to be paid to a Participant and whether any such bonus award should be prorated based on the Participant’s service or other factors; (f) determine whether a bonus award will be made in replacement of or as an alternative to any other incentive or compensation plan of Intuit or acquired business unit or corporation; (f) grant waivers of IPL standard procedures and policies; (g) correct any defect, supply any omission, or reconcile any inconsistency in the IPL, any bonus award or any notice to Participants or a Participant regarding bonus awards; and (h) take any and all other actions it deems necessary or advisable for the proper administration of the IPL.

10.	Participation Provides No Guarantee of Employment: Employment at Intuit and its subsidiaries is at-will. Participation in the IPL in no way constitutes an employment contract conferring either a right or obligation of continued employment.

11.	Governing Law: The IPL will be governed by and construed in accordance with the laws of the State of California.

Established pursuant to the authority of the Compensation Committee of the Board of Directors at its August 6, 2001 meeting.